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Exhibit 15.1

NOTICE OF CALL

NOTICE OF
ORDINARY
MEETING
OF STOCKHOLDERS

April 28-29, 2011

Proxy Statement

LUXOTTICA GROUP S.P.A.
Registered Office in Milan, Via Cantù, 2
Fully-paid up share capital of 27,982,341.60 euro
Trade Register of Milan and Fiscal Code no. 00891030272

R.E.A. Milan (Index of Economic and Administrative Information) no. 1348098
VAT no. 10182640150
website: www.luxottica.com

ORDINARY STOCKHOLDERS MEETING
NOTICE OF CALL

(Published on the company website on 25 March 2011)

          The stockholders of Luxottica Group S.p.A. (the "Company") are hereby convened for an ordinary meeting of stockholders to be held on April 28, 2011, at 11:00 a.m. at the registered office of the Company, Via C. Cantù 2, in Milan, Italy on first call, and on April 29, 2011, at the same time and same place on second call, to consider and vote upon the following:

AGENDA

1.
Approval of the Statutory Financial Statements as at December 31, 2010;

2.
Allocation of net income and distribution of the dividends; and

3.
Appointment of the Company's new independent registered public accounting firm for the 2012-2020 fiscal years.

          It is stated on the present date that:

  –
  the issued share capital of the Company is divided into 466,372,360 ordinary shares with a nominal value of 0.06 euros each;

  –
  each ordinary share carries the right to one vote;

  –
  the Company holds 6,500,000 treasury shares directly, for which the right to vote is suspended.

          Any subsequent variation in the share capital and the number of treasury shares held will be published on the Company website and communicated at the opening of the meeting.

          The authorization to participate in the meeting and the exercising of the right to vote is confirmed by a communication sent to the Company by the intermediary, in compliance with its records, in favour of the party holding the right to vote, based on the evidence at the end of the seventh market day before the date fixed for the first meeting, i.e. April 15, 2011. Anyone who becomes an owner of the shares subsequent to this date cannot legitimately participate or vote in the meeting.

          Any person who can legitimately participate in the meeting can be represented within the terms and limits of the law. For this purpose, the form to appoint a proxy can be found on the Company website www.luxottica.com in the Governance/GM section, or at the Company headquarters, and is also available at the offices of qualified intermediaries.

          The proxy can be communicated to the Company by means of a registered letter with return receipt to the Company headquarters in Milan, Via Cantù 2, to the attention of the Corporate Affairs office, or via email to the certified address assemblea.luxottica@legalmail.it.

          If the representatives deliver or send the Company a copy of the proxy, they shall certify under their responsibility the identity of the proxy and that the proxy conforms to the original.

          The proxy, which may contain voting instructions on all or some of the proposals on the agenda, can be granted, without any expense for the delegant, to Istifid S.p.A., Fiduciary and Auditing Company with registered office in Milan, which is the representative appointed by the Company in accordance with article 135-undecies, Italian Legislative Decree no. 58/98, subject to the condition that the proxy in original form reaches this company by the end of the second market day before the date fixed for the meeting on first call (namely 26 April 2011).

          Any proxy issued to Istifid S.p.A., Fiduciary and Auditing Company does not have any effect on the proposals for which voting instructions have not been given. The proxy and the voting instructions can be revoked by the end of the second market day before the date fixed for the meeting on first call (namely by the end of 26 April 2011).

          The form to appoint a proxy and the related instructions can be found at the Company headquarters or on the Company website: www.luxottica.com in the Governance/GM section.

          Stockholders can submit questions regarding the items on the agenda prior to the Stockholders' Meeting by means of registered letter with return receipt sent to the Company headquarters to the attention of the Corporate Affairs office or by sending an email to the certified email address: assemblea.luxottica@legalmail.it, along with the communication of the entitlement to participate in the meeting and to vote or the certificate issued by the intermediary where the shares are deposited. Any question put forward will be answered at the latest during the meeting and the Company reserves the right to provide a joint response to questions that have the same content.

          Stockholders who represent at least one-fortieth of the share capital, including jointly, may request an addition to be made to the agenda of the items to be discussed, indicating the further subjects they propose in their request, within ten days from the publication of the present notice (namely by 4 April 2011); the request must be presented in writing to the Company headquarters by means of registered letter, subject to the condition that the letter reaches the Company by the time limit stated above; a report on the proposed topics for discussion must be presented by the stockholders making the proposal by the same date and using the same methods. Additions are not allowed for the items subject by law to submission by the Board of Directors or based on plans or reports prepared by the Board, other than those specified in article 125- ter, paragraph 1, of the Legislative Decree number 58/98. The updated agenda of items to be discussed in the meeting will be published at least fifteen days before the date fixed for the meeting using the same conditions for the publication of the present notice. Further information about the exercise of this right shall be available in the Governance/GM section on the company website www.luxottica.com.

          The holders of the Company's American Depositary Shares listed on the New York Stock Exchange, each representing the right to receive one Ordinary Share, who wish to attend the meeting personally, should contact Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005 (attn. Daniel Belean, Corporate Actions Department, Tel. (+1) 212-250-6612, Fax: (+1) 212-797-0327), at least 15 days prior to the date of the meeting on first call, in order to be informed about the procedures to attend and to vote at the meeting.

          The following documents and information shall be available on the Company website www.luxottica.com in the Governance/GM section within the terms and using the methods provided for by the laws in force:

  –
  the directors' report on the items on the agenda and the relevant resolution proposals;

  –
  the forms to be used to vote via proxy, namely the ordinary proxy form and the form for the proxy to be granted to the appointed representative in accordance with article 135-undecies, Italian Legislative Decree no. 58/98;

  –
  the information on the amount of share capital with the indication of the number and category of shares into which it is divided.

          Furthermore, the directors' report on the topics on the agenda and the relevant resolution proposals shall be available to the public at the headquarters of the Company and at Borsa Italiana S.p.A.

          Stockholders may obtain a copy of these at their own expense.

          Given the composition of the share capital and previous experience, the meeting will likely take place and resolutions passed on April 28, 2011.

LUXOTTICA GROUP S.p.A. On behalf of the Board of Directors The Chairman, Leonardo Del Vecchio

PROXY STATEMENT

Dear Holder of American Depositary Shares,

          The Board of Directors (the "Board") of Luxottica Group S.p.A. (the "Company") has convened the stockholders for an ordinary meeting, to be held on April 28, 2011 on first call or, failing the attendance of the required quorum, on April 29, 2011 on second call, in either case at 11:00 a.m., at the registered office of the Company, Via C. Cantù 2, in Milan, Italy. Given the share capital structure of the Company as well as our experience from past meetings, it is likely that the ordinary meeting will take place on April 28, 2011. The agenda of the meeting is to consider and vote upon the following:

  (1)
  approval of the Company's statutory financial statements for the year ended December 31, 2010;

  (2)
  allocation of net income and the distribution of dividends; and

  (3)
  approval of appointment of the Company's new independent registered public accounting firm for the 2012-2020 term.

          By this proxy statement and the attached documentation, the Board of the Company wishes to provide you with details of the resolutions which the Board or the chairman of the meeting, as the case may be, will present regarding the above agenda matters, in the order in which such resolutions will be submitted to the meeting, with a view to enabling you to cast your vote on these resolutions as described below, subject to the terms and conditions described in this proxy statement.

          On the matters to be considered at the ordinary meeting, each ordinary share of the Company (an "Ordinary Share") shall be entitled to one vote and all holders of the Ordinary Shares shall vote together as a single class. The quorum required, in person or by proxy, for an ordinary meeting, upon first notice is at least 50 percent of the total number of issued and outstanding Ordinary Shares, while on second call there is no quorum requirement. Resolutions at ordinary meetings may be adopted, in first and second calls, by a simple majority of Ordinary Shares represented at such meeting.

          As of the close of business on March 21, 2011, Mr. Leonardo Del Vecchio, the Chairman of the Company, has the power to vote 312,653,339 Ordinary Shares, or approximately 67% of the outstanding Ordinary Shares. These shares are held through Delfin S.a.r.l., a company established and controlled by Mr. Del Vecchio, who holds the voting power for the shares held by such entity. Such voting power enables Mr. Del Vecchio, without any additional votes, to control the approval of the resolutions submitted at the meeting.

          Mr. Del Vecchio has advised the Company that he intends to vote:

          FOR the approval of the Company's statutory financial statements as of and for the year ended December 31, 2010.

          FOR the approval of the allocation of net income and the Company's distribution of a gross cash dividend equal to Euro 0.44 per Ordinary Share (each American Depositary Share ("ADS") represents one Ordinary Share) payable out of the 2010 net income (after setting aside the amount for the legal reserve) and for the allocation of the remaining amount of the 2010 net income to the extraordinary reserve.

          FOR the approval of the appointment of PricewaterhouseCoopers S.p.A. as the Company's new independent registered public accounting firm for the 2012-2020 term.

          Set forth below is a description of the matters that will be submitted for approval at the ordinary meeting.

1.  COMPANY'S STATUTORY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2010

          The holders of Ordinary Shares shall be requested to approve certain statutory financial statements of the Company. Under Italian law, a statement of the Company's assets and liabilities prepared on an unconsolidated basis as of the last day of its most recently completed fiscal year pursuant to certain statutory accounting requirements (the "Statutory Financial Statements") in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board must be approved by stockholders at an ordinary meeting of stockholders.

          Pursuant to Italian law, the Statutory Financial Statements must be submitted to the holders of Ordinary Shares for approval. Once approved by the holders of Ordinary Shares, the Statutory Financial Statements must be filed with the Company's Register kept by the Chamber of Commerce in Milan.

          The Company does not believe that its Statutory Financial Statements are as meaningful of a statement of the Company's overall financial condition as that set forth in its consolidated financial statements referred to below. Accordingly, the Statutory Financial Statements are not being distributed to the holders of ADSs and such holders who will not attend the meeting personally are not being asked to direct the vote of their deposited Ordinary Shares with respect to such Statutory Financial Statements. Nevertheless, the holders of ADSs who will attend the meeting personally and, upon fulfillment of the conditions described below, are granted the right to vote at the meeting, shall be entitled to cast their vote for the approval of the Statutory Financial Statements. A copy of the Statutory Financial Statements, together with the reports of the Board, the Board of Statutory Auditors and the Company's Independent Registered Public Accounting Firm, as filed at the Company's registered office, shall be available no later than April 6, 2011 on the Company website and may be obtained without charge by any holder of ADSs. Requests for copies of the Statutory Financial Statements and such reports should be sent to, or requested by telephone from, the Company's registered office, Via C. Cantù 2, 20123 Milan, Italy, Tel. +39 02 8633 4718, Fax. +39 02 8633 4092. Such documentation may be obtained also from the Company's website www.luxottica.com.

          Copies of the Statutory Financial Statements and such reports will also be available at the ordinary meeting.

          The consolidated financial statements reflect the activity of the Company and of the group of companies owned, directly or indirectly, by the Company. The consolidated financial statements as of and for the fiscal year ending December 31, 2010 were prepared in accordance with IFRS and audited by Deloitte & Touche S.p.A., an Independent Registered Public Accounting Firm, as stated in their report thereon (the "Consolidated Financial Statements").

          Copies of the Consolidated Financial Statements and the reports thereon will be available on the website no later than April 6, 2011 and will be available at the Company's registered office. However, no resolution of the stockholders approving the Consolidated Financial Statements is required and, accordingly, the Board will not ask the stockholders to vote thereon.

          The Board proposes that the Ordinary Meeting approve the Statutory Financial Statements as of and for the year ended December 31, 2010.

2.  ALLOCATION OF NET INCOME AND THE DISTRIBUTION OF DIVIDENDS

          The holders of Ordinary Shares shall be requested to approve the proposed allocation of net income, including the proposed dividend distribution payable out of net income for the fiscal period ending on December 31, 2010 (after setting aside the amount for the legal reserve). Italian law provides that the payment of annual dividends is subject to approval of the holders of Ordinary Shares at the ordinary meeting. Under Italian law, before dividends may be paid with respect to the results of any year, an amount equal to 5% of net income of the Company on an unconsolidated basis for such year must be set aside to the Company's legal reserve until the total legal reserve equals at least one-fifth of the nominal value of the Company's issued share capital. The legal reserve requirement is thereafter fulfilled each year when it equals at least one-fifth of the nominal value of the Company's issued share capital for each such year. Amounts so set aside are not available to fund dividends.

          The Board will submit to the holders of Ordinary Shares for their approval, the distribution of dividends in the gross amount of Euro 0.44 per Ordinary Share (each ADS represents one Ordinary Share), out of the Company's net income for the fiscal period ending on December 31, 2010. Last year, the Company distributed a dividend equal to Euro 0.35 per Ordinary Share.

          Treasury shares held directly by the Company are not entitled to dividends. As of March 21, 2011, the Company directly held 6,500,000 Ordinary Shares.

          If approved, the maximum aggregate amount that could be paid by the Company in connection with this year's dividend, based on the current issued and outstanding share capital of Euro 27,982,341.60, taking into account the amount of treasury shares held by the Company as of March 21, 2011 and assuming that all stock option beneficiaries exercised all their vested options, would be approximately Euro 204 million. The funds available for the payment of the dividends would be paid out of the Company's 2010 net income equal to approximately Euro 294 million, after setting aside, on the basis of the current share capital, the amount for the legal reserve of approximately Euro 17,381. The definitive amount of the legal reserve to be set aside will be determined on the basis of the issued share capital as of the date of the stockholders meeting.

          The remaining amount of net income, after setting aside the legal reserve and distributing dividends, will be allocated to the extraordinary reserve.

          The Board will propose to set May 26, 2011, as the date for payment of dividends to all holders of Ordinary Shares of record on May 25, 2011, including Deutsche Bank Trust Company Americas as depositary on behalf of the ADS holders.

          Deutsche Bank Trust Company Americas, acting as depositary with respect to the ADSs, has advised the Company that the dividend amount for each ADS holder will be paid commencing on June 2, 2011, to all such holders of record on May 25, 2011. Deutsche Bank Trust Company Americas has advised the Company that after the close of business on May 20, 2011, through and including May 25, 2011, it will close its books and will not accept deposits or cancellations of Ordinary Shares or ADSs, as applicable. Deutsche Bank Trust Company Americas shall pay such dividends in U.S. dollars by converting the Euro amount of the dividend, net of the applicable tax, at the market Euro/U.S. dollar exchange rate in effect on May 26, 2011. Attached to this Proxy Statement as Annex A you will find a letter from the Company providing information regarding the procedure to be used by ADS holders who are U.S. residents, Italian residents or residents of countries having an anti-double taxation treaty with the Republic of Italy, pension funds established in, or companies or entities subject to corporation tax and resident in, states that are members of the European Union or participants in the European Economic Area and are included in the list provided for by Italian Ministerial Decree 4 September 1996 (as amended and supplemented), for the purposes of obtaining reduced/NIL tax on dividends as provided for by the Italian domestic legislation or the applicable tax treaties.

3.  APPOINTMENT OF THE COMPANY'S NEW INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012-2020 TERM

          At the Company's 2012 ordinary meeting of stockholders approving the Company's Financial Statements for the 2011 fiscal year, the term of office of the Company's current independent registered public accounting firm, Deloitte & Touche S.p.A., appointed as auditing firm for the 2006-2011 years and previously appointed for the three-year period from 2003 to 2005, will come to an end. In accordance with the Italian legal provisions in force, the task entrusted to Deloitte & Touche S.p.A., which shall come to a natural end with the approval of the statutory financial statements as at 31 December 2011, cannot be renewed or extended.

          The new auditing firm to succeed Deloitte & Touche, if not appointed until the Stockholders' Meeting at which the 2011 balance sheet will be presented, would have little time to acquire adequate knowledge of the Company and its subsidiaries to issue its report regarding the Company's results for the first six months of 2012.

          Therefore, in order to ensure that the auditing process is carried out effectively and efficiently, the decision to appoint the new auditing firm during 2011 has been jointly shared by the Board of Statutory Auditors and the Internal Control Committee. The appointment will become effective when the term of the current auditing firm ends in 2012 immediately following the approval of the balance sheet as at December 31, 2011.

          As a result, the current auditor Deloitte & Touche will have ample time prior to the end of its term in office to pass on instructions to the new auditor and allow for a smooth transition.

          Accordingly, the Board of Statutory Auditors of the Company is making the following proposal to the Stockholders' Meeting:

          The Company's Board of Statutory Auditors has recommended that PricewaterhouseCoopers S.p.A., which is part of the PricewaterhouseCoopers network of auditors, be appointed as the Company's new independent auditing firm. Accordingly, the holders of Ordinary Shares shall be requested to approve the appointment of PricewaterhouseCoopers S.p.A. as the Company's new independent registered public accounting firm for a nine-year term beginning with the fiscal year commencing on January 1, 2012. Representatives of PricewaterhouseCoopers S.p.A. are not expected to be present at the ordinary meeting.

          An English translation of the full text of the proposal is included hereafter as Annex D.

* * *

VOTING PROCEDURES

          You may cast your vote on the resolutions referred to above either by completing the enclosed Voting Instruction Card and mailing it pursuant to the instructions included therein or by attending the ordinary stockholders' meeting personally. Should you elect to cast your vote personally at the meeting, you will be required to follow the procedure established by the Company in agreement with Deutsche Bank Trust Company Americas, as depositary. According to such procedures, you are required to provide Deutsche Bank Trust Company Americas not later than 12:00 p.m. (noon) Eastern Time on April 20, 2011, evidence that (i) you are an ADS holder as of April 15, 2011 close of business and (ii) you have not already exercised the voting rights pertaining to the ADSs held by you by mailing the attached Voting Instruction Card. Details on how to fulfill such requirements are contained in the letters attached hereto as Annex B and Annex C.

          Deutsche Bank Trust Company Americas has advised the Company that after the close of business on March 18, 2011, through and including April 15, 2011, it will close its books and will not accept deposits or cancellations of Ordinary Shares or ADSs.

          The Company believes that the foregoing information and the attached documents will be sufficient to enable you to cast your vote in connection with each of the resolutions described above which are being submitted for your approval.

Many thanks and best regards,
Luxottica Group S.p.A.

Milan, March 25, 2011

ANNEX A

ATTENTION: IMPORTANT NOTICE CONCERNING
THE TAXATION OF DIVIDENDS
PAYABLE BY LUXOTTICA GROUP S.p.A.

March 2011

Dear Holder of American Depositary Shares,

          As noted in the enclosed Proxy Statement, at the ordinary stockholders' meeting of Luxottica Group S.p.A. (the "Company") which will be held on April 28, 2011 on first call (or on April 29, 2011 on second call), the Board of Directors of the Company will submit to stockholders a proposal to adopt a resolution for the distribution of dividends. The Board will propose to distribute a cash dividend in the amount of Euro 0.44 per American Depositary Share (each American Depositary Share represents one Ordinary Share), payable out of 2010 net income.

          The Company will pay the dividend to all holders of ADSs of record on May 25, 2011. In order to be a holder of record on May 25, 2011 and thus be entitled to such dividend, you must purchase the ADSs on or before May 20, 2011.

          The dividend will be paid on May 26, 2011, in Euro, by Monte Titoli S.p.A., authorized intermediary, to all depository banks of the stockholders. For the holders of ADSs, the dividend will be paid to Deutsche Bank Trust Company Americas, as depositary of the Ordinary Shares and the issuer of the ADSs, through Deutsche Bank S.p.A., as custodian under the Deposit Agreement. Deutsche Bank Trust Company Americas anticipates that dividends will be payable to all the ADS holders commencing from and after June 2, 2011, upon satisfaction of the documentation requirements referred to below, at the U.S. Dollar/Euro exchange rate on May 26, 2011.

          The ADSs listed on the New York Stock Exchange will be traded ex-dividend on May 23, 2011.

          Dividends paid to beneficial owners who are not Italian residents and do not have a permanent establishment in Italy to which the shares are effectively connected are generally subject to a 27 percent substitute tax rate. Accordingly, the amount of the dividend paid to Deutsche Bank Trust Company Americas as depositary of the Ordinary Shares and the issuer of the ADSs, through Deutsche Bank S.p.A., as custodian under the Deposit Agreement, will be subject to such Italian substitute tax. Therefore, the amount of the dividends that the holders of ADSs will initially receive will be net of such Italian substitute tax.

          All owners of ADSs will be given the opportunity to submit to Deutsche Bank Trust Company Americas, in accordance with the procedure set forth by it, the documentation attesting to (i) their residence for tax purposes in Italy or in countries which have entered into anti-double taxation treaties with the Republic of Italy pursuant to which reduced/NIL tax rates may become directly applicable; (ii) their status as companies or entities subject to corporation tax and resident in countries that are European Union Member States (the "EU") or participants in the European Economic Area (the "EEA") and are included in the list provided for by Italian Ministerial Decree 4 September 1996 (as amended and supplemented) (the "Decree"), and as such entitled to a reduced tax rate of 1.375% on distributions of profits for the tax years ending after the tax year ended December 31, 2007; or (iii) their status as pension funds established in an EU or an EEA country and included in the list provided for by the Decree and as such entitled to a reduced tax rate of 11% on profits distributed on or after July 29, 2009. Non-Italian resident ADS holders, holding shares directly with Deutsche Bank Trust Company Americas, will receive instructions on how to obtain their tax treaty benefits, or the reduced tax rate provided to certain non-Italian residents by the Italian domestic law, by mail. If you would like further information you may contact Deutsche Bank Trust Company Americas c/o Globe Tax Services at 1-800-876-0959 or 1-212-747-9100. Beneficial ADS holders (outside of Italy) who are holding through a Bank or Broker should contact the Bank or Broker directly so that they may assist in obtaining the documentation needed to apply for a reduced/NIL tax rate.

          As soon as the required documentation is delivered by Deutsche Bank Trust Company Americas to Deutsche Bank S.p.A., such bank shall endeavor to effect repayment of the entire 27% withheld or the balance between the 27% withheld at the time of payment and the rate actually applicable to the ADS holder, as the case may be. By way of example, Italy and the United States (as well as many other countries) are parties to a tax treaty pursuant to which the rate of the tax applicable to dividends paid by an Italian resident company to a U.S. resident entitled to the benefits under the treaty may in certain cases be reduced to 15%. Therefore, U.S. resident ADS holders entitled to the 15% rate provided by the currently applicable Italy-United States treaty have the opportunity to be repaid a further 12% of the gross dividend, which is the difference between the 27% withheld at the time of payment of the dividend and the 15% substitute tax provided for by the Italy-U.S. tax treaty.

          The Company recommends to all ADS holders who are interested in taking advantage of such an opportunity that they request more detailed information regarding the exact procedure to be followed from Deutsche Bank Trust Company Americas (ADR Department, Tel. +1-800-876-0959; Fax. +1-866-888-1120, attn. Gina Seroda) or directly from the Company's headquarters in Italy (Investor Relations Department, Tel. +39-02-8633-4718; Fax. +39-02-8633-4092). Such information is also available on the Company's website www.luxottica.com.

          ADS Holders who are Italian residents should refer to forms A to G, which can be downloaded from the Company's website (www.luxottica.com). For further information please contact the local Italian Tax Agent bank, Deutsche Bank S.p.A. (Piazza del Calendario, 3 - 20126 Milano Mr. Michele Vitulli, Tel. +39-02-4024-3938 michele.vitulli@db.com or Mr. Roberto Auri, Tel. +39-02-4024-3406 roberto.auri@db.com or Mrs. Daniela Galeazzi, Tel. +39-02-4024-5350, daniela.galeazzi@db.com or Ms. Elena Geruntino, Tel. +39-02-4024-2627, elena.geruntino@db.com).

          Please note that in order for non-Italian resident ADS holders to take advantage of the accelerated tax refund (Quick Refund), the certification by the respective tax authority must be dated before May 26, 2011 (the dividend payment date in Euro), and Deutsche Bank Trust Company Americas or Deutsche Bank S.p.A. should receive the certification on or before September 19, 2011, for Deutsche Bank Trust Company Americas, and on or before September 29, 2011, for Deutsche Bank S.p.A.

          ADS holders are further advised that, once the amounts withheld are paid to the Italian tax authority, the ADS holders who are entitled to a reduced tax rate may only apply to the Italian tax authority to receive the reimbursement of the excess tax applied to the dividends received from the Company. Such procedure customarily takes years before the reimbursement is actually made. Therefore, the above-mentioned procedure for direct application of reduced withholding rate was established by the Company in the best interest of its stockholders.

Sincerely yours,
LUXOTTICA GROUP S.p.A.

ANNEX B

Form for BENEFICIAL OWNERS

IMPORTANT NOTICE

ORDINARY STOCKHOLDERS' MEETING OF
LUXOTTICA GROUP S.p.A.
TO BE HELD ON APRIL 28, 2011 ON FIRST CALL,
ON APRIL 29, 2011 ON SECOND CALL
HOW TO ATTEND

Dear Beneficial Holder of American Depositary Shares,

          As indicated in the enclosed Notice of Call and in the Proxy Statement, the ordinary meeting (the "Meeting") of the stockholders of Luxottica Group S.p.A. (the "Company") will be held on April 28, 2011 on first call, or, failing the attendance of the required quorum, on April 29, 2011 on second call, in either case at the registered office of the Company, Via C. Cantù 2, in Milan, Italy at 11:00 a.m.

          The beneficial owners of American Depositary Shares ("ADSs") of the Company ("Beneficial Owners") are entitled either to:

          A. instruct Deutsche Bank Trust Company Americas, as depositary of the ordinary shares of the Company (the "Ordinary Shares"), regarding the exercise of the voting rights pertaining to the Ordinary Shares represented by their respective ADSs by marking, signing, dating and returning to Deutsche Bank Trust Company Americas the enclosed Voting Instruction Card; or

          B. attend the Meeting personally and cast thereat the vote pertaining to the Ordinary Shares represented by the ADSs held by them.

          By this letter, the Company wishes to provide the Beneficial Owners with instructions as to the requirements to be fulfilled by those Beneficial Owners who wish to attend the Meeting and cast their vote personally.

          Pursuant to Italian law governing the Meeting, merely holding ADSs does not automatically permit the Beneficial Owners to attend the Meeting or to exercise voting rights.

          In light of the foregoing, all Beneficial Owners who wish to attend the Meeting personally must obtain a proxy from Deutsche Bank Trust Company Americas, as depositary of the Ordinary Shares of the Company. Any such proxy will be issued by Deutsche Bank Trust Company Americas upon compliance by the Beneficial Owners with the requirements set forth below.

          All Beneficial Owners who wish to be granted a proxy to attend the Meeting and vote thereat must provide Deutsche Bank Trust Company Americas not later than April 20, 2011 at 12:00 p.m. (noon) Eastern Time with the following documents:

1.
The original Voting Instruction Card enclosed herewith and received by the Beneficial Owners as part of the mailing of the Proxy Statement to all of the Beneficial Owners of ADSs of record on March 18, 2011.

2.
A certification in the form of Schedule 1 hereto issued by the bank or broker that is holding the ADSs on behalf of the Beneficial Owners.

          Deutsche Bank Trust Company Americas has advised the Company that after the close of business on March 18, 2011, through and including April 15, 2011 (the record date, according to Italian Law, for holders of Ordinary Shares), it will close its books and will not accept deposits or cancellations of Ordinary Shares or ADSs.

          Upon fulfillment of the conditions set forth in sections 1 and 2 above to the satisfaction of Deutsche Bank Trust Company Americas, the latter shall issue a proxy in favor of the Beneficial Owners for the number of Ordinary Shares represented by the American Depositary Shares referred to in the certification. The person in favor of whom the proxy will be issued will be entitled to receive the proxy after 9:00 a.m. on the date of the Meeting at the registered office of the Company, Via C. Cantù 2, in Milan, Italy. The validity of the proxy issued by Deutsche Bank Trust Company Americas shall be subject to the bank or broker that has issued the certification referred to in section 2 above to be a holder of record on April 15, 2011, for the number of ADSs referred to in the certification. Deutsche Bank Trust Company Americas reserves the right to check that such condition is satisfied and to refuse admission to the Meeting in the event said condition is not duly met.

NOTE:

          If the voting rights pertaining to the ADSs held by any Beneficial Owner have been exercised through the mailing of the Voting Instruction Card, the Beneficial Owners may nevertheless obtain from Deutsche Bank Trust Company Americas an attendance card for the Meeting with no voting powers. In such case, the Beneficial Owner shall be required to provide Deutsche Bank Trust Company Americas only with the document referred to in section 2 above.

          Please do not hesitate to contact Deutsche Bank Trust Company Americas at the address and telephone number set forth below if any clarification is required.

Sincerely yours,
LUXOTTICA GROUP S.p.A.

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attn: Daniel Belean Corporate Actions Department Tel. +1 212-250-6612 Fax. +1 212-797-0327

SCHEDULE 1 TO ANNEX B

Form of Certification for BENEFICIAL OWNERS

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attention: Daniel Belean	Date: April , 2011

Dear Sirs,

          The undersigned             , as bank/broker holding American Depositary Shares of Luxottica Group S.p.A., hereby certifies, under its own responsibility, as follows:

                       (name of beneficial owner of American Depositary Shares) is the beneficial owner of [no.]             American Depositary Shares of Luxottica Group S.p.A., held by the undersigned on his/her/its behalf, and such American Depositary Shares will be so held up to and including April 15, 2011. As a result of the foregoing, the undersigned will keep the deposited American Depositary Shares and will not release them to the aforementioned beneficial owner, nor will the undersigned consent to the assignment of the beneficial ownership of said American Depositary Shares until such date. You are hereby authorized to rely upon this certification in connection with the granting of a proxy to the aforementioned beneficial owner enabling him/her/it to attend the ordinary stockholders' meeting of Luxottica Group S.p.A., which will be held on April 28, 2011 on first call, or, failing the attendance of the required quorum, on April 29, 2011 on second call.

Kind regards,

ANNEX C

Form for HOLDERS

IMPORTANT NOTICE

ORDINARY STOCKHOLDERS' MEETING OF
LUXOTTICA GROUP S.p.A.
TO BE HELD ON APRIL 28, 2011 ON FIRST CALL OR
ON APRIL 29, 2011 ON SECOND CALL
HOW TO ATTEND

Dear Holder of American Depositary Shares,

          As indicated in the enclosed Notice of Call and in the Proxy Statement, the ordinary meeting (the "Meeting") of the stockholders of Luxottica Group S.p.A. (the "Company") will be held on April 28, 2011 on first call or, failing the attendance of the required quorum, on April 29, 2011 on second call, in either case at the registered office of the Company, Via C. Cantù 2, in Milan, Italy at 11:00 a.m.

          The holders of American Depositary Shares ("ADSs") of the Company ("ADS Holders") are entitled either to:

          A. instruct Deutsche Bank Trust Company Americas, as depositary of the Ordinary Shares of the Company, as to the exercise of the voting rights pertaining to the Ordinary Shares represented by their respective ADSs by marking, signing, dating and returning to Deutsche Bank Trust Company Americas the enclosed Voting Instruction Card; or

          B. attend the Meeting personally and cast thereat the vote pertaining to the Ordinary Shares represented by the ADSs held by them.

          By this letter the Company wishes to provide the ADS Holders with instructions as to the requirements to be fulfilled by those Holders who wish to attend the Meeting and cast their vote personally.

          Pursuant to Italian law governing the Meeting, merely holding ADSs does not automatically permit the ADS Holders to attend the Meeting or to exercise voting rights.

          In light of the foregoing, all ADS Holders who wish to attend the Meeting personally must obtain a proxy from Deutsche Bank Trust Company Americas, as depositary of the Ordinary Shares of the Company. Any such proxy will be issued by Deutsche Bank Trust Company Americas upon compliance by the ADS Holders with the requirements set forth below.

          All ADS Holders who wish to be granted a proxy to attend the Meeting and vote thereat must provide Deutsche Bank Trust Company Americas not later than April 20, 2011, at 12:00 p.m. (noon) Eastern Time with the following documents:

1.
The original Voting Instruction Card enclosed herewith and received by the ADS Holders as part of the mailing of the Proxy Statement to all ADS Holders of record on March 18, 2011.

2.
A notice in the form of Schedule 1 hereto.

          Deutsche Bank Trust Company Americas has advised the Company that after the close of business on March 18, 2011, through and including April 15, 2011 (the record date, according to Italian Law, for holders of Ordinary Shares), it will close its books and will not accept deposits or cancellations of Ordinary Shares or ADSs.

          Upon fulfillment of the conditions set forth in sections 1 and 2 above to the satisfaction of Deutsche Bank Trust Company Americas, the latter shall issue a proxy in favor of the ADS Holder for the number of Ordinary Shares represented by the American Depositary Shares referred to in the certification. The person in favor of whom the proxy will be issued will be entitled to receive the proxy from 9:00 a.m. on the date of the Meeting at the registered office of the Company, Via C. Cantù 2, in Milan, Italy. The validity of the proxy issued by Deutsche Bank Trust Company Americas shall be subject to the ADS Holder being a holder of record of American Depositary Shares on April 15, 2011. Deutsche Bank Trust Company Americas reserves the right to check that such condition is satisfied and to refuse admission to the Meeting in the event said condition is not duly met.

NOTE:

          If the voting rights pertaining to the ADSs held by any ADS Holder have been exercised through the mailing of the Voting Instruction Card, the ADS Holder may nevertheless obtain from Deutsche Bank Trust Company Americas an attendance card for the Meeting with no voting powers. In such case, the ADS Holder shall be required to provide Deutsche Bank Trust Company Americas only with the document referred to in section 2 above.

          Please do not hesitate to contact Deutsche Bank Trust Company Americas at the address and telephone number set forth below if any clarification is required.

Sincerely yours,
LUXOTTICA GROUP S.p.A.

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attn: Daniel Belean Corporate Actions Department Tel. +1 212-250-6612 Fax. +1 212-797-0327

SCHEDULE 1 TO ANNEX C

Form of Certification for HOLDERS

Deutsche Bank Trust Company Americas 60 Wall Street, New York, New York 10005 Attention: Daniel Belean Date: April , 2011

Dear Sirs,

          The undersigned                          , in its capacity as holder of [no.]                         American Depositary Shares of Luxottica Group S.p.A. (the "ADSs"), hereby gives notice to Deutsche Bank Trust Company Americas that the undersigned wishes to attend personally the stockholders' meeting of Luxottica Group S.p.A. to be held on April 28, 2011 or, failing attendance of the required quorum, on April 29, 2011 (the "Meeting").

          The undersigned further certifies that it is a holder of ADSs as of April 15, 2011.

          You are hereby authorized to rely upon this certification in connection with the granting to Mr./Mrs./Ms.                           on behalf of the undersigned, of a proxy enabling said person to attend the Meeting of Luxottica Group S.p.A.

Kind regards,

ANNEX D

Proposal of the Board of Statutory Auditors of Luxottica Group S.p.A. regarding the appointment of an independent registered public accounting firm for the audit of the statutory financial statements and consolidated financial statements of Luxottica Group S.p.A for the 2012-2020 fiscal years, in accordance with Italian Legislative Decree no. 39/2010 (the "Decree") and pursuant to the provisions of the Sarbanes-Oxley Act of 2002, as amended (hereinafter "SOX").

Dear Stockholders,

The Board of Statutory Auditors of Luxottica Group S.p.A. (hereinafter "Luxottica"),

granted that:

  •
  with the approval of the statutory financial statements in the Stockholders' meeting for the fiscal year closing on 31 December 2011, the task of auditing (hereinafter the statutory auditing of accounts) entrusted to Deloitte & Touche S.p.A., which was appointed by resolution of the Stockholders' meeting of 14 June 2006 and was previously engaged for the 2003-2005 term, will come to an end;

  •
  in order to ensure that the audit is carried out effectively and efficiently and for the purpose of allowing the new auditor to acquire knowledge of Luxottica and its subsidiaries in an adequate time frame, the advisability of advancing the decision to appoint a new auditing firm for the nine-year period from 2012 to 2020 to the 2011 fiscal year was agreed upon. The abovementioned appointment of a new firm for the statutory auditing of accounts will be effective as of the approval in the Stockholders' meeting of the statutory financial statements of the fiscal year of Luxottica closing on 31 December 2011;

  •
  in accordance with the legal provisions in force, the task entrusted to Deloitte & Touche S.p.A., which shall come to a natural end with the approval of the statutory financial statements as of 31 December 2011, cannot be renewed or extended;

  •
  in accordance with article 13 of the Decree, the Stockholders' Meeting "(...) on the proposal of the control body, appoints a statutory auditor of accounts and determines the payment due to the statutory auditor or to the auditing company for the entire duration of the task and any possible criteria for adjusting this payment during the task";

  •
  the Luxottica shares are also listed on the New York Stock Exchange and therefore Luxottica is also subject to U.S. law. In particular:

  i.
  the consolidated financial statements of Luxottica and its subsidiaries, included in the Form 20-F and prepared in compliance with regulations issued by the U.S. Securities and Exchange Commission (the "SEC"), must be audited;

  ii.
  the auditing of the internal controls pursuant to section 404 of SOX is to be carried out;

  iii.
  the functions attributed by SOX and by the SEC to the Audit Committee of U.S. issuers, among which—in particular—is the responsibility of appointing and supervising the auditor, have been assigned to the Board of Statutory Auditors of Luxottica, pursuant to the resolution of the Board of Directors passed on 28 April 2005, under the authority granted to foreign private issuers listed in the United States by the SEC in Rule 10A-3;

  iv.
  on the basis of Rule 2-01 of Regulation S-X promulgated by the SEC, the party entrusted with the audit must satisfy certain independence requirements, which include the prohibition of certain professional interests and relationships between the audit firm and the audited company, starting from the earlier of the date on which the acceptance of the position is formalized and the start of the first fiscal year to which the audit refers. In Luxottica's case, the relevant date would be the date of the appointment of an auditing firm by the Stockholders' Meeting. The Board of Statutory Auditors believes it is useful to identify the audit firm proposed for the task well in advance of this date to guarantee that the prohibitions provided for by law are in place and respected;

and having considered that:

  •
  the Board of Statutory Auditors of Luxottica carried out the necessary activities to formulate its proposal, with the support of its Corporate Reporting department;

  •
  in particular:

  I.
  in the meeting held on 14 December 2010, the Board of Statutory Auditors defined and approved the procedure for the selection of the party to be entrusted with the statutory auditing of accounts for the 2012-2020 fiscal years, to be proposed to the Stockholders' Meeting called to approve the statutory financial statements for the fiscal year closing on 31 December 2010;

  II.
  in the same meeting the Board of Statutory Auditors also approved the criteria for the assessment of the auditing bids by constructing a rating model based on technical and economic parameters;

  III.
  the first step in selecting the new party entrusted with the statutory auditing of accounts was the sending of invitation letters to the main auditing companies (KPMG S.p.A., PricewaterhouseCoopers S.p.A. and Reconta Ernst & Young S.p.A.), which were selected on the basis of the identified characteristics required for the task;

  IV.
  on 13 January 2011, the deadline expired for the submission of a proposal by the aforesaid auditing companies;

  V.
  on 24 January and 14 February 2011, the Board of Statutory Auditors reviewed the proposals submitted by the abovementioned auditing companies and completed a comprehensive assessment of the offers, based on the evaluation criteria stated above;

  VI.
  in particular, in the assessments that led to the identification of the auditing company to be proposed as the statutory auditor of accounts, the following factors were mainly taken into consideration:

  •
  the evaluation of the auditing plan for the Luxottica Group to ensure that it was satisfactorily thorough, consistent and aligned with the regulations in force;

  •
  the possession, on the part of the selected auditing team, of all professional requirements necessary for the correct and orderly execution of the task;

  •
  the adequacy of the estimate of the hours budgeted to carry out the task in question;

  •
  the adequacy of the overall compensation requested—an important factor but not the top priority—in order to guarantee the quality and reliability of the work, as well as the independence of the auditing company;

  VII.
  this process led to identifying as the best offer the proposal of PricewaterhouseCoopers S.p.A. (hereinafter also called 'PwC'), an auditing company registered in the special register of CONSOB and operative in the PricewaterhouseCoopers international network;

  VIII.
  the Board of Statutory Auditors, in analyzing the proposed statutory auditing of the accounts framework formulated by 'PwC' for the companies of the Luxottica Group, shared its decision with the manager of Corporate Reporting and with the Boards of Statutory Auditors of the Italian companies of the Luxottica Group whose accounts are to be audited;

    IX.
    the Board of Statutory Auditors therefore acquired the declarations regarding independence required by Italian law and by Rule 3526 of the Public Company Accounting Oversight Board (hereinafter "PCAOB"), concerning situations that may put the independence of the proposed statutory auditor of accounts in doubt on the starting date of the first fiscal year to which the audit refers or the fiscal year in progress in which the task of auditing is granted. PricewaterhouseCoopers S.p.A. meets the independence requirements required by the laws in force and, based on the information available, there are no impediments.

In light of the above, the Board of Statutory Auditors of Luxottica Group S.p.A. proposes to the Stockholders' Meeting that PricewaterhouseCoopers S.p.A. be granted the following tasks for the fiscal years included in the nine-year period 2012-2020:

  1.
  the auditing of accounts, including in particular:

  a.
  the auditing of the statutory financial statements of Luxottica Group S.p.A.;

  b.
  the auditing of the consolidated financial statements of Luxottica Group S.p.A.;

  c.
  checking that the company accounts are proper and that managerial affairs are correctly entered in the accounting records;

  d.
  the limited auditing of the six-month consolidated financial report of Luxottica Group S.p.A.;

  2.
  the auditing of the consolidated financial statements included in the Form 20-F of Luxottica Group S.p.A.; and

  3.
  the auditing of the internal controls in accordance with Section 404 of SOX.

For the activities stated above, 'PwC' presented the total compensation of EUR 477,000 per year for a total of 5,026 hours per year for the nine-year period 2012-2020.

The details of the price proposal are as follows:

	2012-2020
ACTIVITY	HOURS/YEAR	ANNUAL PAYMENT / EUROS
Auditing of the statutory financial statements of Luxottica	300	26,000
Auditing of the consolidated financial statements	1501	157,000
Checking of regular account-keeping and that managerial affairs are correctly entered in the accounting records	125	11,000
Limited auditing of the six-month financial report	765	77,000
Auditing of Form 20-F	1180	106,000
Auditing of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act	1155	100,000

The fees indicated refer to the rates in force from 1 July 2010 to 30 June 2011 and will be adjusted every year on 1 July, starting from 1 July 2011, based on the total variation of the ISTAT index for the cost of living (Italian price index of consumption for families of workers and employees) compared to the previous year, based on June 2010.

The refund of expenses for carrying out the work will be added to the payments indicated, namely expenses for time spent out-of-office and travel, in the amount of the actual expenses incurred, additional expenses related to technology and the secretariat (databases, software, etc.) and to communication and secretary services, debited as a lump-sum of 4% of the fees. The contribution due to the Italian Authority, CONSOB, and VAT will also be added to the payments.

The hours and payments can be revised, according to the general criteria indicated in the Regulations for Issuers, if the conditions provided for by the laws in force and by the proposal(1) change, in respect of the applicable authorization procedures.

The partner responsible for the assignment was identified by PricewaterhouseCoopers S.p.A. as Mr. Stefano Bravo, a graduate in Business and Commerce and auditor.

The total overall compensation to be paid for all auditing activities, including those concerning the subsidiaries of Luxottica Group S.p.A. is EUR 5,500,000 per year for the nine-year period 2012-2020.

Milan, 28 February 2011
The Board of Statutory Auditors

(1)
"If circumstances arise that cause a significant rise in the hours compared to the times estimated in our proposal—such as, for example, a change in the structure and size of the Company or companies in the Group, modifications in the aids set up in the internal control system, changes in regulations and auditing principles, the carrying out of complex transactions implemented by your Company or companies of the Group, further auditing procedures decreed by CONSOB through its notices or auditing principles—these shall be discussed in advance with the Management of the Company so that a written proposal on the integration of the payments originally provided for can be formulated that also takes the decrees of the Issuer Regulations ordered by CONSOB into consideration. It is your responsibility to send this supplement to the competent Governance body. In the same way, if fewer hours are spent than those provided for, the payments shall be reduced proportionally."

Luxottica Headquarters and Registered Office•Via C. Cantù, 2, 20123 Milan, Italy - Tel. + 39.02.863341 - Fax + 39.02.86996550

Deutsche Bank Trust Company Americas (ADR Depositary Bank)•60 Wall Street, New York, NY 10005 USA
Tel. + 1.212.250.9100 - Fax + 1.212.797.0327

LUXOTTICA SRL
AGORDO, BELLUNO - ITALY

 LUXOTTICA BELGIUM NV
BERCHEM - BELGIUM

 LUXOTTICA FASHION BRILLEN VERTRIEBS GMBH
HAAR - GERMANY

 LUXOTTICA FRANCE SAS
VALBONNE - FRANCE

 LUXOTTICA GOZLUK ENDUSTRI VE TICARET AS
CIGLI - IZMIR - TURKEY

 LUXOTTICA HELLAS AE
PALLINI - GREECE

 LUXOTTICA IBERICA SA
BARCELONA - SPAIN

 LUXOTTICA NEDERLAND BV
HEEMSTEDE - HOLLAND

 LUXOTTICA OPTICS LTD
TEL AVIV - ISRAEL

 LUXOTTICA POLAND SP ZOO
KRAKÓW - POLAND

 LUXOTTICA PORTUGAL - COMERCIO DE OPTICA SA
LISBOA - PORTUGAL

 LUXOTTICA (SWITZERLAND) AG
URTENEN, SCHÖNBÜHL - SWITZERLAND

 LUXOTTICA CENTRAL EUROPE KFT
BUDAPEST - HUNGARY

 LUXOTTICA SOUTH EASTERN EUROPE LTD
NOVIGRAD - CROATIA

 SUNGLASS HUT (UK) LIMITED
LONDON - UK

 OAKLEY ICON LIMITED
DUBLIN - IRELAND
LUXOTTICA ExTrA LIMITED
DUBLIN - IRELAND

 LUXOTTICA TRADING AND FINANCE LIMITED
DUBLIN - IRELAND

 LUXOTTICA NORDIC AB
STOCKHOLM - SWEDEN

 LUXOTTICA U.K. LTD
LONDON - UNITED KINGDOM

 LUXOTTICA VERTRIEBSGESELLSCHAFT MBH
KLOSTERNEUBURG - AUSTRIA

 LUXOTTICA U.S. HOLDINGS CORP.
PORT WASHINGTON - NEW YORK (USA)

 LUXOTTICA USA LLC
PORT WASHINGTON - NEW YORK (USA)

 LUXOTTICA CANADA INC.
TORONTO - ONTARIO (CANADA)

 LUXOTTICA NORTH AMERICA DISTRIBUTION LLC
MASON - OHIO (USA)

 LUXOTTICA RETAIL NORTH AMERICA INC.
MASON - OHIO (USA)

 SUNGLASS HUT TRADING, LLC
MASON - OHIO (USA)

 EYEMED VISION CARE LLC
MASON - OHIO (USA)

 LUXOTTICA RETAIL CANADA INC.
TORONTO - ONTARIO (CANADA)

 OAKLEY, INC.
FOOTHILL RANCH - CALIFORNIA (USA)

 LUXOTTICA MEXICO SA DE CV
MEXICO CITY - MEXICO

 LUXOTTICA (CHINA) INVESTMENT CO. LTD.
SHANGHAI - CHINA
LUXOTTICA ARGENTINA SRL
BUENOS AIRES - ARGENTINA

 LUXOTTICA BRASIL PRODUTOS OTICOS E ESPORTIVOS LTDA
SÃO PAULO - BRASIL

 LUXOTTICA AUSTRALIA PTY LTD
MACQUARIE PARK - NEW SOUTH WALES (AUSTRALIA)

 OPSM GROUP PTY LIMITED
MACQUARIE PARK - NEW SOUTH WALES (AUSTRALIA)

 LUXOTTICA MIDDLE EAST FZE
DUBAI - DUBAI

 MIRARI JAPAN CO LTD
TOKYO - JAPAN

 LUXOTTICA SOUTH AFRICA PTY LTD
JOHANNESBURG - SOUTH AFRICA

 RAYBAN SUN OPTICS INDIA LIMITED
GURGAON - HARAYANA - INDIA

 SPV ZETA OPTICAL COMMERCIAL AND
TRADING (SHANGHAI) CO., LTD
SHANGHAI - CHINA

 LUXOTTICA TRISTAR (DONGGUAN) OPTICAL CO LTD
DONG GUAN CITY, GUANGDONG - CHINA

 GUANGZHOU MING LONG OPTICAL TECHNOLOGY CO., LTD
GUANGZHOU CITY - CHINA

 SPV ZETA OPTICAL TRADING (BEIJING) CO., LTD
BEIJING - CHINA

 LUXOTTICA KOREA LTD
SEOUL - KOREA

 LUXOTTICA SOUTH PACIFIC HOLDINGS PTY LIMITED
MACQUARIE PARK - NEW SOUTH WALES (AUSTRALIA)

www.luxottica.com

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  Exhibit 15.1